                                  EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 1st day of March, 2003 ("Effective Date"), by and between WEST BANCORPORATION, INC., (the "Company") and THOMAS E. STANBERRY (the "Employee").

INTRODUCTION

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to retain the Employee's services and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions contained in this Agreement, the Employee agrees to provide full-time services for the Company during the term of this Agreement. The Employee agrees to devote his best efforts to the business of the Company, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company.

2. Duties. The Employee shall hold the title of CHAIRMAN, PRESIDENT & CEO of WEST BANCORPORATION, INC., AND VICE-CHAIRMAN AND CHIEF INVESTMENT OFFICER OF WEST BANK, and shall report directly to THE BOARD. The Employee shall render such administrative and management services for Company as are currently rendered and as are currently performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company. The Employee's duties may, from time to time, be changed or modified at the discretion of the Board.

3. Employment Term. Subject to the terms and conditions hereof, the Company agrees to employ, and the Employee hereby accepts employment, for the 3 years commencing March 1, 2003, subject to the terms of this Agreement. Additionally, subject to the terms of this Agreement, and in the sole discretion of the Board, this Agreement may be renewed annually with written notice, on or before the anniversary date of the Effective Date, for another 3-year period. In the event of nonrenewal, this Agreement will expire at the end of any current three-year term unless renewal is granted before the Agreement expires.

4.       Compensation and Benefits.

         (a) Base Salary. As of the Effective Date of this Agreement, the Company agrees to pay the Employee during the term of this Agreement an initial salary of: (i) $166,666.60 for the period from March 1, 2003 through December 31, 2003; and (ii) thereafter $200,000 per annum, payable in accordance with Company's normal payroll practices with such payroll deductions and withholdings as are required by law (the "Base Salary"). Employee's Base Salary will be reviewed by the Compensation Committee of the Board at least annually, and may be increased (but not reduced) thereafter on the anniversary of the Effective Date.

         (b) Annual Incentive Payment. In addition to other compensation to be paid under this Section 4, each year during the term of this Agreement the Employee shall be eligible to receive an annual cash incentive payment (the "Annual Incentive Payment"). The Annual Incentive Payment for the period from March 1, 2003 through December 31, 2003 shall be $133,333.40. In each successive year of the Employee's employment under this Agreement the Employee shall be entitled to an Annual Incentive Payment agreed to between the Employee and the Board. The amount actually awarded and paid to the Employee each year will be determined by the Compensation Committee of the Board in its sole discretion, in conjunction with the terms of any incentive plan document.

         (c) Equity Appreciation Plans. In addition to other compensation to be paid under this Section 4, the Company will grant stock options, stock appreciation rights, restricted stock or other forms of equity participation rights to Employee as a Participant if a plan is adopted by the Company.

         (d) Vacation. The Employee shall be entitled to 25 days of paid vacation, plus all scheduled bank holidays, during each full year of his employment hereunder in accordance with the general terms of the vacation policy adopted by the Company. In addition, upon any Termination under Section 5, except for Termination for Cause, the Employee will be paid any remaining accrued vacation that has not been taken through the date of Termination.

         (e) Reimbursement of Expenses. The Company shall reimburse the Employee in accordance with Company's expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Employee in the course of his duties conducted on behalf of the Company. In addition, the Company shall pay the Employee's annual dues at Des Moines Golf and Country Club and the Des Moines Club/Embassy Club and expenses related to the Employee's use of such clubs for matters related to the business of the Company.

         (f) Employee Benefits. The Employee shall be entitled to participate in any employee benefit plans, including profit sharing plans, now existing or established hereafter generally available to employees of the Company or senior officers of the Company, and to all normal perquisites provided to senior officers of the Company, provided Employee is otherwise qualified to participate in such plans or programs. As part of its normal course of business, the Company may amend and/or terminate employee benefits.

         (g) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Employee shall be deemed to be in lieu of Base Salary, Annual Incentive Payment or other compensation, provided that the reporting of any benefits shall be consistent with IRS regulations.

5.       At-will Employment and Termination. Employment with West
         Bancorporation, Inc. will be at-will and may be terminated at any time by either party for the reasons in this Section 5.

         (a)      For purposes of this Agreement, "Good Reason" shall mean:

                  (i) Without the Employee's express written consent, the assignment to the Employee of any duties or responsibilities inconsistent with the Employee's positions, or a change in the Employee's reporting responsibilities, titles or offices as described under Section 2, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee's employment for Cause, Disability or retirement or as a result of the Employee's death;

                  (ii)     A reduction by the Company in the Employee's Base
                           Salary;

                  (iii) Any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 15(a) hereof; or

                  (iv) The Company requiring the Employee to be based anywhere other than the Polk County, Iowa, area except for required travel on Company business to an extent substantially consistent with the Employee's present business travel obligations and as described under Section 2, or, in the event the Employee consents to any relocation, the failure by the Company to pay (or reimburse the Employee) for all reasonable moving and relocation expenses incurred by the Employee relating to a change of the Employee's principal residence in connection with such relocation.

         (b) Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any Compensation and Benefits under this Agreement if the Company determines that the Employee committed one of the following acts while in the employ of the Company:

                  (i)      Gross negligence or gross neglect of duties;

                  (ii) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

                  (iii) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with Employee's employment and resulting in an adverse effect on the Company.

         (c) Death. This Agreement shall be terminated automatically upon the death of the Employee. Within ten (10) business days of termination, the company shall pay to the Employee's beneficiary a sum equal to one month of Base Salary at the then-effective rate paid to the Employee, plus the Annual Incentive Payment for the current fiscal year pro-rated for the months worked.

                  (i) The Employee shall designate a beneficiary by filing a written designation with the Company. The Employee may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Employee and received by the Company during the Employee's lifetime. The Employee's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Employee, or if the Employee names a spouse as beneficiary and the marriage is subsequently dissolved. If the Employee dies without a valid beneficiary designation, all payments shall be made to the Employee's estate.

                  (ii) If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

         (d) Disability. The Company may terminate the Employee's employment for Disability as defined under the Company's long-term disability policy. If the company does not have a long-term disability policy, disability shall be defined as the Employee's inability through physical or mental illness or other cause to perform the essential functions of the Employee's position, with or without reasonable accommodation, in the opinion of the Company, for the continuous period of six (6) months. Within ten (10) business days of termination, the Company shall pay to the Employee a sum equal to one month of Base Salary at the then-effective rate paid to the Employee, plus the amount of Annual Incentive for the current fiscal year pro-rated for the months worked.

         (e) Voluntary Resignation or Termination for Cause. If the Employee shall voluntarily terminate his employment for other than Good Reason, as defined in Section 5(a), or if the Company shall discharge the Employee for Cause, as defined in
                  Section 5(b), this Agreement shall terminate immediately and the Company shall have no further obligation to make any payment under this Agreement which has not already become payable, but has not yet been paid; provided, however, that with respect to restricted stock, incentive plans, deferred compensation arrangements, or other plans or programs in which the Employee is participating at the time of termination of his employment, the Employee's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by the Employee which may then be in effect. Termination for Cause shall only occur after the Board, in its sole and absolute discretion, has made a full and thorough determination of "Cause."

         (f) Involuntary Termination Without Cause or Resignation for Good Reason. If during the term of the Agreement, the Employee's employment is involuntarily terminated by the Company without Cause or the Employee voluntarily terminates the Employee's employment for Good Reason, then the following shall apply:

                  (i) Base Salary. Within ten (10) business days of termination, the Company shall pay the Employee in a lump sum an amount equal to the aggregate amount of Base Salary the Employee would be entitled to receive under this Agreement for the balance of the Employment Term, but no less than one year.

                  (ii) Annual Incentive Payment. In addition to Base Salary and within ten (10) business days of termination, the Company shall also pay to the Employee in a lump sum an amount equal to the most recent Annual Incentive Payment the Employee would be entitled to receive under this Agreement for the balance of the Employment Term, but not less than one year.

                  If Involuntary Termination occurs within 12 months following, or 2 months prior to, a Change in Control, then the benefit under Section 6 shall apply, in lieu of payments provided for in paragraph 5(f)(i) and (ii).

6. Termination After Change in Control Benefit. If within 12 months after, or 2 months prior to, a Change in Control of the Company as defined in
         Section 6(a), the Company terminates the Employee's employment for reasons other than those under Section 5(b) herein, or if the Employee shall terminate his employment for Good Reason, then the Company shall pay to the Employee a benefit as defined in Section 6(b).

         (a) Change in Control. The term Change in Control shall have the following meaning:

                  (i) Any person or entity or group of affiliated persons or entities (other than the Company) becomes a beneficial owner, directly or indirectly, of 30% or more of the Company's voting securities or all or substantially all of the assets of the Company;

                  (ii) The Company enters into a definitive agreement which contemplates the merger, consolidation or combination of the Company with an unaffiliated entity in which either or both of the following is to occur: (i) the Board of Directors of the Company, as applicable, immediately prior to such merger, consolidation or combination will constitute less than a majority of the board of directors of the surviving, new or combined entity; or (ii) less than 50% of the outstanding voting securities of the surviving, new or combined entity will be beneficially owned by the stock holders of the Company immediately prior to such merger, consolidation or combination; provided, however, that if any definitive agreement to merge, consolidate or combine is terminated without consummation of the transaction, then no Change in Control shall be deemed to have occurred pursuant to this paragraph;

                  (iii) The Company enters into a definitive agreement which contemplates the transfer of all or substantially all of the Company's assets, other than to a wholly-owned Subsidiary of the Company; provided, however, that if any definitive agreement to transfer assets is terminated without consummation of the transfer, then no Change in Control shall be deemed to have occurred pursuant to this paragraph; or

                  (iv) A majority of the members of the Board of Directors of the Company shall be persons who: (i) were not members of such Board on the Effective Date ("current members"); and (ii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members on such Board at the time of their nomination ("future designees") and
                           (iii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members and future designees, taken as a group, on such Board at the time of their nomination.

         (b) Amount. Upon a termination of the Employee's employment under the circumstances described in this Section 6, the Employee will receive a Change in Control Benefit equal to three (3) times the Employee's Current Annual Compensation as defined in this Section 6(b)(i) as of the date of the Change in Control.

                  (i) Current Annual Compensation. The Employee's current annual Base Salary paid by the Company which was includible in the Employee's gross income as of the time of Employee's termination plus the most recent Annual Incentive Payment. This definition covers amounts includible in compensation, i.e., the Base Salary and Cash Annual Incentive prior to any cash or deferred arrangements.

                  (ii) Equity Appreciation Plans. The Company shall pay to the Employee any amounts due under Section 4(c) according with the terms, conditions and limitations of the plans and any separate agreements under
                           Section 4(c) without regard to "vesting" thereunder.

         (c) Consideration of Benefit. As consideration for the benefit paid in this Section 6, at the discretion of the successors as described in Section 15(a), the Employee must work with the new organization for a period of not less than six months. However, if the Employee fails to remain employed for at least six months with the new organization for reason other than Good Reason, or if the Company terminates the Employee's employment for Termination for Cause, then no benefits will be provided to the Employee.

         (d)      Limited Benefit. Notwithstanding any of the provisions of this
                  Section 6 or other provisions in this Agreement to the contrary, if any payments or benefits received or to be received by the Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of Control or any person affiliated with the Company or such person) constitute "parachute payments" within the meaning of
                  Section 280G(b)(2)(A) of the Code and the value thereof exceeds 2.99 times the Employee's "base amount," as defined in
                  Section 280G(b)(3) of the Code, then in lieu thereof, the Company shall pay to the Employee, as soon as practicable following the termination of the Employee's employment by the Company but in no event later than thirty (30) days thereafter, a lump sum cash payment equal to 2.99 times his "base amount" (the "Alternative Severance Payment") , reduced as provided below. The value of the payments to be made under
                  Section 6(b) and the Employee's base amount shall be determined in accordance with temporary or final regulations, if any, promulgated under Section 280G of the Code and based upon the advice of the tax counsel referred to below.

                  The Alternative Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Employee in connection with a Change of Control of the Company or his termination of employment unless (i) the Employee shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the alternative Severance Payment, (ii) in the opinion of tax counsel selected by the Company's independent auditors, such other payment or benefit does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or (iii) in the opinion of such tax counsel, the Alternative Severance Payment plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as a deduction by reason of Section 280G of the Code. The value of any non-cash benefit or any deferred payment or benefit shall be determined in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

         (e) Section 162(m) Limitation. In the event that the payments due to the Employee under this Section 6 exceed the "reasonable compensation" limitations of Section 162(m) of the Code, that portion thereof that would not be deductible by the Company in the taxable year in which the payment is due shall be deferred by the Company and paid to the Employee on the date that is sixteen (16) months following the termination of the Employee's employment by the Company, together with interest thereon at the rate provided in Section 7872(f)(2) of the Code.

7. Confidential Information. The Employee recognizes and acknowledges that he will have access to certain information of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. The Employee shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of the Employee's duties for or on behalf of the Company, its successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Employee), without the prior written consent of the Company.

         The term "Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Employee shall maintain in confidence any Confidential Information of third parties received as a result of the Employee's employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

8. Delivery of Documents upon Termination. The Employee shall deliver to the company or its designee at the termination of the Employee's employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Employee, solely or jointly with others, that are in the Employee's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company.

9. No Competition. No Solicitation. Throughout the term of the Agreement and (i) for a period of two (2) years immediately following any termination of the Agreement under Section 5(b) or (ii) for a period of one (1) year immediately following any termination of the Agreement under Section 5(f) or Voluntary Resignation under Section 5(e), the Employee shall not directly or indirectly engage in the business of banking, or any other business in which the Company directly or indirectly engages during the term of the Agreement; provided, however, that the restriction in this Section 9 shall apply only to Johnson, Polk and adjacent counties in Iowa. For purposes of this Section 9, the Employee shall be deemed to engage in a business if he directly or indirectly, engages or invests in, owns manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in banking, provided, however, that the Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities (exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934) and (b) the Employee does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 1% of the outstanding capital stock of such enterprise. The provisions of this paragraph shall survive regardless of the reason for the Employee's termination.

         During the period described in the first paragraph of Section 9 the Executive will not, directly or indirectly, for the benefit of any bank or financial institution or any company or other entity affiliated, directly or indirectly, with another bank or financial institution other than the Company, solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Company's compensation or benefit plans for senior officers or executives.

10. No Tampering. Throughout the term of the Agreement and (i) for a period of two (2) years immediately following any termination of the Agreement under Section 5(b), or (ii) for a period of one (1) year immediately following any termination of the Agreement under Section 5(f) or Voluntary Resignation under Section 5(e), the Employee shall not directly or indirectly (a) request, induce or attempt to influence any existing or prospective customers, vendors or licensors of the Company to curtail or cancel any business they may transact with the Company; or (b) request, induce or attempt to influence any employee of the Company to terminate the Employee's or his employment with the Company. For purposes of this Section 10, "prospective customers" shall mean individuals or entities whom the Company or its affiliates have contacted within the twelve (12) months immediately preceding the termination of the Agreement. The provisions of this paragraph shall survive regardless of the reason for the Employee's termination.

11. Publicity and Advertising. The Employee agrees that the Company may use the Employee's name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of the Agreement by the Company and may continue to use materials generated during the term of the Agreement for a period of six months thereafter. The Employee shall receive no additional consideration if the Employee's name, picture or likeness is so used. The Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of the Employee's name, picture or likeness by the Company shall be and are the sole property of the Company.

12. Remedies. The Employee acknowledges that a remedy at law for any breach or attempted breach of the Employee's obligations under Sections 7 through 10 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Employee pursuant to the terms hereof any amounts from time to time owing by the Employee to the Company. The termination of the Agreement shall not be deemed to be a waiver by the Company of any breach by the Employee of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Employee shall be liable for all damages attributable to such a breach.

13. Dispute Resolution. Subject to the Company's right to seek injunctive relief in court as provided in Section 12 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under
         Section 14, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration. In the event that either the Company or the Employee demands arbitration, the Employee and the Company agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

         (a) Arbitration. Arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If any party fails or refuses to appoint an arbitrator, the arbitration shall proceed with one
                  (1) arbitrator.

         (b) Demand for Arbitration. In the event that the Employee or the Company initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party's demand for arbitration. In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrators. In situations where suit has not been filed, either the Employee or the Company may initiate arbitration by serving a written demand for arbitration upon the other party. Such a demand must be served within twelve months of the events giving rise to the dispute. Any claim that is not timely made will be deemed waived.

         (c) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                  (i) The arbitration proceedings shall be held in the Polk County, Iowa, area, and at a site chosen by mutual agreement of the parties. Or, if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

                  (ii) The arbitrators shall be and remain at all times wholly independent and impartial;

                  (iii) The arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

                  (iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                  (v) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrators;

                  (vi) The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

                  (vii) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                  (viii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

                  (ix) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         (d) Acknowledgement of Parties. The Company and Employee understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers' compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. The Company and Employee understand and agree that this Section 13, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting Sections 7 through 10 herein, which shall not be subject to arbitration.

         (e) Consultation. Employee has been advised of the Employee's right to consult with an attorney prior to entering into this Agreement.

14. Indemnification. The Employee shall be protected against any and all legal actions when he is either a party, witness or a participant in any legal action brought against the Company, West Bank, WB Capital Management Inc. d/b/a VMF Capital, the Employee or a Board Member. He will be protected through any programs that cover the outside directors or other Employees of the Company.

15.      Miscellaneous Provisions.

         (a) Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" as hereinbefore defined shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) Employee's Heirs, etc. The Employee may not assign the Employee's rights or delegate the Employee's duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's designee or, if there be no such designee, to the Employee's estate.

         (c) Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company's principal office and facsimile number in West Des Moines, Iowa or to the Employee at the address appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

                  If to the Company, to: West Bancorporation, Inc.
                                         1601 22nd Street, Suite 209
                                         West Des Moines, IA.  50266
                                         Fax: 515-225-8032

                  If to the Employee, to: Thomas E. Stanberry
                                          1100 Briar Ridge
                                          West Des Moines, IA 50266

         (d) Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer as may be specifically designated by the Board (which shall not include the Employee). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

         (e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

         (f) Survival of the Employee's Obligations. The Employee's obligations under this Agreement shall survive regardless of whether the Employee's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Employee, with or without Cause.

         (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (h) Governing Law. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Iowa.

         (i) Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

         (j) Entire Agreement. This Agreement, and any attachments, represents the entire agreement between Company and Employee concerning the subject matter of Employee's employment and supersedes any prior agreements.

IN WITNESS WHEREOF, the Employee and a duly authorized Company officer have signed this Agreement.

THE EMPLOYEE:                     THE COMPANY:
                                  West Bancorporation, Inc.

/s/ Thomas E. Stanberry           /s/ Connie Wimer
-----------------------           -------------------
Thomas E. Stanberry               Connie Wimer
                                  Chair of the Compensation Committee